                            SCHEDULE 14A INFORMATION
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or 240.14a-12

                              RESOUND CORPORATION
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 21, 1998

To The Shareholders of ReSound Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of ReSound Corporation (the "Company"), a California corporation, will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, on Thursday, May 21, 1998 at 9:00 a.m. local time, for the following purposes:

          1. To elect the following directors to serve for the ensuing year and until their successors are elected: Richard L. Goode, M.D., Russell D. Hays, Eugene Kleiner, Rodney Perkins, M.D., Philip S. Schlein and Robert C. Wilson.

          2. To authorize an amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate of 600,000 shares.

          3. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 1998.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on Monday, March 26, 1998 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. If you decide to attend the meeting you may vote in person even if you returned a proxy card.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          DAVID R. MUHLITNER
                                          Secretary
Redwood City, California
April 20, 1998

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENVELOPE PROVIDED.

                                      LOGO

                              PROXY STATEMENT FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of ReSound Corporation (the "Company"), a California corporation, for use at the Annual Meeting of Shareholders to be held May 21, 1998 at 9:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065.

     The Company's principal executive offices are located at 220 Saginaw Drive, Seaport Centre, Redwood City, California 94063. The Company's telephone number at that location is (650) 780-7800.

     These proxy solicitation materials were mailed on or about April 20, 1998 to all shareholders entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
David R. Muhlitner, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit, provided that votes cannot be cast for more than six candidates. However, no shareholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting on a particular matter at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under California law for approval of that matter. In general, California law also provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the nominees for director included in this proxy statement, for approval of the amendment to the Company's 1992 Employee Stock Purchase Plan, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as voting with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Skinner & Co. to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Skinner & Co. a fee not to exceed $3,000 for its services and will reimburse Skinner & Co. for certain out-of-pocket expenses that are usual and proper. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

RECORD DATE AND SHARE OWNERSHIP

     Only shareholders of record at the close of business on March 26, 1998 are entitled to notice of and to vote at the Annual Meeting. As of March 26, 1998, 20,268,640 shares of the Company's Common Stock were issued and outstanding.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, six directors are to be elected to serve until the next annual meeting of shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below. All of the nominees listed below are presently directors of the Company.

     In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Assuming a quorum is present, the nominees for director receiving the greatest number of votes cast at the Annual Meeting will be elected, up to the number of directors authorized by the Company's Bylaws. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his or her successor has been elected and qualified.

     The nominees' names, ages as of December 31, 1997, and certain information about them are set forth below:

                                                                                DIRECTOR
    NAME OF NOMINEE      AGE                 PRINCIPAL OCCUPATION                SINCE
    ---------------      ---                 --------------------               --------
Richard L. Goode, M.D.   62     Professor of Otolaryngology at Stanford           1984
                                University School of Medicine.
Russell D. Hays          53     President and Chief Executive Officer of the      1998
                                Company.
Eugene Kleiner           74     Private investor and consultant.                  1985
Rodney Perkins, M.D.     61     Chairman of the Board of Directors of the         1984
                                Company; a practicing otologic surgeon;
                                President of the California Ear Institute at
                                Stanford, a clinic specializing in the
                                diagnosis and treatment of hearing disorders;
                                President of Project HEAR, a non-profit
                                research organization; and Professor of
                                Surgery, Stanford University School of
                                Medicine.
Philip S. Schlein        63     Venture partner of BHMS Partners L.P., a          1988
                                general partner of U.S. Venture Partners, a
                                venture capital firm.
Robert C. Wilson         77     Chairman of Wilson & Chambers, a venture          1987
                                capital and consulting firm.

     Except as set forth below, each of the nominees has been engaged in the principal occupation set forth next to his name above during the past five years. There is no family relationship between any director and executive officer of the Company.

     Dr. Goode is a founder of the Company and has served as a director since February 1984. Dr. Goode is Professor of Otolaryngology -- Head and Neck Surgery at Stanford University School of Medicine and is the past president of the American Academy of Otolaryngology. Dr. Goode was formerly President of the American Academy of Facial Plastic and Reconstructive Surgery as well as Chairman of the FDA's Device Panel for Otolaryngology. Dr. Goode has conducted extensive medical research on electromagnetic transduction and biosurgical devices since the early 1970s. Dr. Goode received his M.D. from the University of Southern California and his B.A. from the University of California at Santa Barbara.

     Russell D. Hays joined ReSound as President and Chief Executive Officer, and was elected to its Board of Directors, in February 1998. From 1995 to 1998, Mr. Hays served as Executive Vice President and President of the Hospital Business of Nellcor Puritan Bennett, a medical device company that develops and markets products that diagnose, monitor and treat respiratory disorders. From 1992 to 1995, Mr. Hays served as President and Chief Executive Officer of Enzytech, Inc., a company that develops and markets drug delivery technologies. From 1985 to 1992, Mr. Hays held senior management positions with Baxter Healthcare Corporation, most recently as Vice President and General Manager of the Immunotherapy Division of Baxter Biotech, and before that in the areas of strategic planning and business development, marketing and business development, and technology assessment and development. Prior to this, he held various positions with Stryker Corporation, Baxter Travenol Labs, Inc., Amerace Corporation, Reynolds Products, Inc., and Schaub Engineering Company. Mr. Hays holds an M.B.A. from the J.L. Kellogg Graduate School at Northwestern University and a B.S. in Physics from Elmhurst College.

     Mr. Kleiner is a founder of the Company and has served as a director since January 1985. Mr. Kleiner is a private investor and consultant. Mr. Kleiner is also a member of the advisory board of Paine Webber R&D Development Corporation. Mr. Kleiner was a founder of Fairchild Semiconductor Corporation, Tandem Computers Inc. (where he also served previously as a director), Genentech Inc. and Kleiner Perkins Caufield & Byers. He holds an M.I.E. from New York University and a B.M.E. and an honorary doctorate in engineering from the Polytechnic University.

     Dr. Perkins is a founder of the Company and has been the Chairman of the Board of Directors since the Company's inception in 1984. Dr. Perkins also served as the President and Chief Executive Officer of the

Company from 1984 to July 1988. Dr. Perkins, a specialist in otologic surgery, is President of the California Ear Institute at Stanford and has been in private practice since 1968. He is Professor of Surgery at Stanford University School of Medicine, and is the founder and President of Project HEAR, a nonprofit medical institute for ear research and education. He is also a founder of Collagen Corporation, a biomaterials company, and a founder of Laserscope, a surgical systems company. Dr. Perkins was formerly Chairman of the Board of Laserscope and remains a director of Laserscope. Dr. Perkins received his M.D. from Indiana University School of Medicine and his undergraduate degree from Indiana University.

     Mr. Schlein has served as a director of the Company since January 1988. Mr. Schlein has been a general partner, and subsequently a venture partner, of BHMS Partners, L.P., a general partner of U.S. Venture Partners, a venture capital firm, since April 1985. Mr. Schlein held various executive positions with R. H. Macy & Co., Inc. from 1957 to 1973 and was President and Chief Executive Officer of Macy's California division from 1974 to 1985. Additionally, Mr. Schlein has previously served as a director of Apple Computer, Inc. and currently serves as a director of Ross Stores, Inc., Burnham Pacific and Quick Response Services. Mr. Schlein received his B.S. from the University of Pennsylvania.

     Mr. Wilson has served as a director of the Company since August 1987. Mr. Wilson has been Chairman of Wilson & Chambers, a venture capital and consulting firm, since December 1982. Mr. Wilson was President, Chief Executive Officer and Chairman of the Board at Memorex Corporation from 1974 until 1980. From 1971 to 1974, Mr. Wilson was President and Chief Executive Officer of Collins Radio Company, a communications company. From 1969 to 1971, Mr. Wilson was employed by Rockwell International, a diversified manufacturing company, first as President of Commercial Products and later as Executive Vice President. He is currently a director of Carco Electronics, DataLink Systems Corporation, Giga-Tronics Incorporated and Spectrian Corporation. Mr. Wilson has previously served as a director of several corporations, including Chrysler Corporation, GAF Corporation, Rockwell International and Western Digital Corporation. Mr. Wilson holds a B.S. from the University of California at Berkeley.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of 13 meetings during the year ended December 31, 1997. The Board of Directors has an Audit Committee, a Scientific Advisory Committee, a Human Resources Committee and a Stock and Option Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. The Board of Directors elects its committee members each year following the Annual Meeting of Shareholders.

     The Audit Committee currently consists of Richard L. Goode, Philip S. Schlein and Robert C. Wilson. The Audit Committee held five meetings during 1997. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Scientific Advisory Committee currently consists of Richard L. Goode, Rodney Perkins and Philip S. Schlein. The Scientific Advisory Committee held three meetings during 1997. The Scientific Advisory Committee reviews and evaluates the alternatives available to the Company with respect to its technologies and makes recommendations in the same regard to the Company's Board of Directors.

     The Human Resources Committee currently consists of Donald M. Kendall, Rodney Perkins and Philip S. Schlein. The Human Resources Committee held four meetings during 1997. The Human Resources Committee recommends salaries and other compensation for directors, officers and other employees of the Company, administers (with the Stock and Option Committee and the Board of Directors) the various incentive compensation and benefit plans of the Company and recommends policies relating to such plans.

     The Stock and Option Committee of the Board of Directors currently consists of Donald M. Kendall and Philip S. Schlein. The Stock and Option Committee held one meeting during 1997. The Stock and Option Committee administers (together with the Human Resources Committee and the Board of Directors) the

Company's 1988 Stock Option Plan and the Company's 1997 Stock Plan with respect to the Company's directors and officers eligible to participate in such Plans.

     Except for Donald M. Kendall, no incumbent director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he was eligible to attend.

COMPENSATION OF DIRECTORS

     From January 1, 1997 through October 9, 1997, non-employee members of the Board of Directors received a quarterly fee of $1,000, $750 for each meeting of the Board of Directors attended and $250 for each committee meeting attended, with committee chairpersons receiving $375 for each committee meeting attended. Beginning October 10, 1997, non-employee members of the Board of Directors receive a quarterly fee of $3,000 (with payment of such quarterly fee made retroactive to the beginning of the fourth quarter of 1997), $1,000 for each meeting of the Board of Directors attended and $500 for each committee meeting attended, with committee chairpersons receiving $625 for each committee meeting attended. In addition, non-employee members of the Board of Directors receive options to purchase shares of the Company's Common Stock pursuant to its 1992 Directors' Stock Option Plan (the "Directors' Option Plan"). The Directors' Option Plan provides for the grant of nonstatutory stock options to non-employee directors of the Company at an exercise price not less than the fair market value of the Company's Common Stock on the date of grant. Under the Directors' Option Plan, persons who first become non-employee directors after March 31, 1992 are granted an option (the "First Option") to purchase 20,000 shares of the Company's Common Stock on the date he or she first becomes a director. Thereafter, on the last day of each fiscal year, each non-employee director (including directors who were not eligible for a First Option) is granted an option to purchase 5,000 shares of Common Stock (an "Annual Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. The Directors' Option Plan provides that the First Option becomes exercisable in installments of twenty-five percent of the shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option, and that each Annual Option becomes exercisable in full on the fourth anniversary of its date of grant. In October 1997, the Board of Directors approved an amendment to the Directors' Option Plan making the Annual Option exercisable at a rate of 25% per year over four years. No shareholder approval is required for such amendment.

     In 1997, the Company paid Dr. Perkins and Dr. Goode $48,000 and $12,000, respectively, pursuant to consulting arrangements under which Dr. Perkins and Dr. Goode provided marketing, product development and financial consulting services to the Company. See "Human Resources Committee and Stock and Option Committee Interlocks and Insider Participation" for additional information with respect to Dr. Perkins and the California Ear Institute at Stanford and EarLink Corporation.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR ALL OF THE NOMINEES LISTED ABOVE.

                                 PROPOSAL NO. 2

               AMENDMENT OF THE 1992 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, shareholders are being asked to approve an amendment to the 1992 Employee Stock Purchase Plan, as amended (the "1992 Purchase Plan") that would increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate of 600,000 shares.

GENERAL

     The 1992 Purchase Plan was adopted by the Board of Directors in March 1992 and approved by the shareholders effective as of April 1992. As of April 1992, 200,000 shares of Common Stock had been reserved for issuance under the 1992 Purchase Plan. In June 1996, the shareholders approved an amendment to reserve for issuance an additional 200,000 shares under the 1992 Purchase Plan. Subject to shareholder approval, the number of shares reserved for issuance under the 1992 Purchase Plan would be increased to an aggregate of 600,000 shares. The Board of Directors approved such increase on January 31, 1998.

     The purpose of the 1992 Purchase Plan is to provide an opportunity for eligible employees of the Company and its designated subsidiaries to acquire Common Stock of the Company on a favorable basis through accumulated payroll deductions. The 1992 Purchase Plan is implemented with consecutive six-month offering periods beginning on January 1 and July 1 of each year. The Board of Directors may change the duration of the offering periods by announcement at least 15 days prior to the start of the first offering period to be affected.

     The 1992 Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but it is not a deferred compensation plan under Section 401(a) of the Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     As of December 31, 1997, 300,493 shares of Common Stock had been purchased pursuant to the 1992 Purchase Plan and 99,507 shares remained available for purchase (not including the additional 200,000 shares reserved by the Board of Directors, for which shareholder approval is being requested). The increase in shares reserved for issuance under the 1992 Purchase Plan has been necessitated by the growth in the number of the Company's employees, including those of companies acquired by the Company. The Board of Directors believes that in order to attract and retain highly qualified employees and to provide such employees with adequate incentive through their proprietary interest in the Company, it is necessary to amend the 1992 Purchase Plan to reserve the additional 200,000 shares of Common Stock for issuance thereunder.

     During the year ended December 31, 1997, (i) 6,511 shares of Common Stock were purchased pursuant to the 1992 Purchase Plan by all persons who were executive officers as of December 31, 1997 as a group (ten persons); (ii) no shares of Common Stock were purchased pursuant to the 1992 Purchase Plan by any person who as of December 31, 1997 was a director but not an executive officer, as such directors are not eligible for participation in the 1992 Purchase Plan (six persons), and (iii) 81,736 shares of Common Stock were purchased pursuant to the 1992 Purchase Plan by all other employees, including officers who are not executive officers, as a group (103 persons as of December 31, 1997). The closing bid price of the Company's Common Stock as of December 31, 1997 as reported on the Nasdaq Stock Market was $5.50 per share.

ADMINISTRATION

     The 1992 Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board. At the present time, the 1992 Purchase Plan is being administered by the Board of Directors and the Human Resources Committee of the Board of Directors. All questions of interpretation or application of the 1992 Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

ELIGIBILITY AND PARTICIPATION

     Employees (including officers and employee directors) who are employed for at least 20 hours per week and five months per calendar year with the Company (including subsidiaries of the Company approved by the Board of Directors) are eligible to participate in the 1992 Purchase Plan, subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as set forth in the 1992 Purchase Plan. As of December 31, 1997, a total of approximately 280 employees are eligible for participation in the 1992 Purchase Plan. Eligible employees become participants in the 1992 Purchase Plan by filing with the Company's Human Resources Department a subscription agreement authorizing payroll deductions prior to the applicable offering date, unless a later time for filing the subscription agreement has been set by the Board of Directors.

GRANT AND EXERCISE OF OPTION

     At the beginning of an offering period, each participant is granted an option to purchase that number of shares equal to up to ten percent of the participant's aggregate compensation which the participant receives on each pay day during the offering period divided by the lower of 85% of the fair market value of a share of the Company's Common Stock (i) at the beginning of the offering period or (ii) at the end of the offering period, subject to the limitations set forth below. In no event may an employee be granted an option under the 1992 Purchase Plan (i) if, immediately after the grant, such employee would own stock and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 worth of stock for each calendar year in which such option is outstanding at any time. The Company may make a pro rata reduction in the number of shares subject to options if the total number of shares that would otherwise be subject to options granted at the beginning of an offering period exceeds the number of remaining available shares in the 1992 Purchase Plan. Unless an employee withdraws his or her participation in the 1992 Purchase Plan by giving written notice to the Company of his or her election to withdraw all accumulated payroll deductions prior to the end of an offering period, the employee's option for the purchase of shares will be exercised automatically at the end of the offering period, and the maximum number of full shares subject to the option which are purchasable with the accumulated payroll deductions in his or her account will be purchased at the applicable purchase price determined as provided below.

PURCHASE PRICE

     The purchase price per share at which shares are sold to participating employees under the 1992 Purchase Plan is the lower of (i) 85% of the fair market value per share of the Common Stock at the time the option is granted at the commencement of the offering period, and (ii) 85% of the fair market value per share of the Common Stock at the time the option is exercised on the last day of the offering period. The fair market value of the Common Stock on a given date shall be the closing price of the Common Stock for such date, as reported on the Nasdaq Stock Market.

PAYROLL DEDUCTIONS

     The purchase price of the shares to be acquired under the 1992 Purchase Plan is accumulated by payroll deductions over the six-month offering period. The deductions may not be more than ten percent of a participant's compensation on each payday during the offering period. A participant may discontinue his or her participation in the 1992 Purchase Plan during the offering period or may increase or decrease his or her rate of payroll deductions on one occasion during the offering period. The Board of Directors is authorized to decrease a participant's payroll deduction to 0% at any time during any offering period that is scheduled to end during a calendar year if the aggregate of all payroll deductions that were previously used to purchase stock under the 1992 Purchase Plan in a prior offering period which ended during that calendar year plus all payroll deductions accumulated with respect to the current offering period equal $21,250 (85% of $25,000, which is the maximum amount of stock that can be purchased under the 1992 Purchase Plan in any calendar year). Payroll deductions for a participant shall commence on the first payroll following the commencement of the offering period and shall end on the last payroll date on or prior to the end of the offering period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in the 1992 Purchase Plan. No interest accrues on the payroll deductions of a participant in the 1992 Purchase Plan.

TERMINATION OF EMPLOYMENT

     In the event an employee fails to remain an employee of the Company for at least 20 hours per week during the applicable offering period for any reason, including retirement or death, the participant will be deemed to have withdrawn from the 1992 Purchase Plan and the participant's option will be terminated. In such event, the payroll deductions credited to the participant's account will be returned, without interest, to him or her or, in the case of death, to the person or persons entitled thereto, as provided in the 1992 Purchase Plan.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change is made in the Company's capitalization during an offering period, such as a stock split or stock dividend, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustment shall be made in the purchase price and in the number of shares subject to options under the 1992 Purchase Plan, as well as the number of shares of Common Stock reserved for issuance under the 1992 Purchase Plan but not yet placed under option; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected "without receipt of consideration."

     In the event of a proposed dissolution or liquidation of the Company, the current offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the 1992 Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the administrator elects to shorten the offering period then in progress and notifies the optionees of such change.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors may at any time amend or terminate the 1992 Purchase Plan, but no amendment or termination shall be made that would impair the rights of any participant under any grant theretofore made, without his or her consent. In addition, the Company shall obtain shareholder approval of any amendment to the 1992 Purchase Plan in such a manner and to the extent necessary to comply with Section 423 of the Code (or any other applicable law or regulation). In any event, the 1992 Purchase Plan will terminate in March 2002.

TAX INFORMATION

     The following is a brief summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the 1992 Purchase Plan based on federal income tax laws in effect as of this date. Reference should be made to the applicable provisions of the Code. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the tax consequences of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant may reside. The Company advises all participants under the 1992 Purchase Plan to consult their own tax advisors concerning tax implications of purchases and dispositions under the 1992 Purchase Plan.

     The 1992 Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon how long the shares have been held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period or more than one year after the date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain, taxed at a rate of 28% if the shares are held for more than one year, but not more than 18 months, after the date of purchase, and at a rate of 20% if the shares are held for more than 18 months after the date of purchase. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Common Stock represented and voting at the Annual Meeting with respect to the amendment to the 1992 Purchase Plan is required for its approval.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE AMENDMENT TO THE 1992 PURCHASE PLAN.

                                 PROPOSAL NO. 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1998 and recommends that the shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the financial statements of the Company since inception. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS VOTING IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1997 as to (i) each person who is known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 16, and (iv) all directors and executive officers as a group.

                                                           SHARES BENEFICIALLY
                                                                OWNED(1)
              5% SHAREHOLDERS, DIRECTORS,                -----------------------
               NAMED EXECUTIVE OFFICERS                               PERCENT OF
    AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP       NUMBER        TOTAL
    -----------------------------------------------      ---------    ----------
Rockefeller & Company, Inc.............................  1,332,610      6.7%
  30 Rockefeller Plaza, 54th Floor
  New York, NY 10112
T. Rowe Price Associates (2)...........................  1,145,116       5.7
  100 E. Pratt Street
  Baltimore, MD 21202
Stephan Becker-Vogt (3)................................     53,342         *
Warren Brainard-Smith..................................         --         *
John H. Giroux (3).....................................     55,444         *
Richard L. Goode, M.D. (3)(4)..........................     42,182         *
Russell D. Hays (5)....................................         --         *
Andreas Joder (3)......................................      5,208         *
Donald M. Kendall (3)..................................      5,000         *
Eugene Kleiner (3)(4)(6)...............................    466,313      2.3%
Rodney Perkins, M.D. (3)(4)(7).........................    754,081      3.7%
Peter Riepenhausen (3)(4)(8)...........................    102,915         *
Philip S. Schlein (3)..................................     25,000         *
Robert C. Wilson (3)(4)................................    127,772         *
All directors and executive officers as a group
  (16 persons)(3)(6)(7)(8)(9)..........................  1,671,062      8.2%

---------------
  * Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock. The percent of total is calculated based upon 20,147,720 shares of Common Stock outstanding on December 31, 1997.

(2) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments, power to vote the shares or both. Price Associates is deemed to be a beneficial owner of such shares; however, Price Associates expressly disclaims beneficial ownership of such shares.

(3) Includes with respect to each named person the following number of shares subject to stock options that are exercisable within 60 days of December 31, 1997: Mr. Becker-Vogt, 5,208; Mr. Giroux, 46,875; Dr. Goode, 12,813; Mr.
    Joder, 5,208; Mr. Kendall, 5,000; Mr. Kleiner, 20,000; Dr. Perkins, 12,291;
    Mr. Riepenhausen, 5,000; Mr. Schlein, 25,000; and Mr. Wilson, 41,563. Options repriced on April 25, 1997 pursuant to the Company's 1997 option repricing program are not exercisable within a one-year period from the date of issuance and, therefore, the shares subject to such options are not considered to be beneficially owned by their holders as of December 31, 1997. See "Ten-Year Option Repricing Table."

(4) Includes 17,582 shares subject to a warrant exercisable within 60 days of December 31, 1997.

(5) Mr. Hays was not affiliated with the Company on December 31, 1997. See "Report of the Human Resources Committee and Stock and Option
    Committee -- Compensation of the Chief Executive Officer" for a description of the securities Mr. Hays was granted in connection with the commencement of his employment with the Company.

(6) Includes 5,000 shares held by the Eugene and Rose Kleiner Trust.

(7) Includes 114,333 shares held by Dr. Perkins as trustee of the Wayne Calvin Perkins Trust.

(8) Includes 42,625 shares held by Peter Riepenhausen and Waltraud Riepenhausen, as trustees of the Riepenhausen Family Trust. Mr. Riepenhausen resigned from the position of President and Chief Executive Officer effective February 2, 1998.

(9) Includes an aggregate of 87,910 shares subject to the warrants described in footnote (4) held by Dr. Goode, Mr. Kleiner, Dr. Perkins, Mr. Riepenhausen and Mr. Wilson.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 15 shall not be incorporated by reference into any such filings.

     REPORT OF THE HUMAN RESOURCES COMMITTEE AND STOCK AND OPTION COMMITTEE

GENERAL

     Through its compensation programs, the Company seeks to provide incentives and rewards for all employees, including its executive officers, to achieve individual goals that collectively contribute to the achievement of broader corporate goals and maximize the interests of the Company's shareholders.

     As a key element in the Company's compensation programs, at the beginning of each fiscal year, the Chief Executive Officer and the Company's other executive officers establish a number of corporate goals addressing such business objectives as financial performance, product performance improvements and product and market development and expansion.

     Because the Company's executive officers are responsible for the achievement of the corporate-level goals, their compensation is determined by reference both to individual performance and to corporate performance. Of these two elements, corporate performance has the most significant impact on executive officer compensation through cash bonuses and the value of stock options.

     The Company's executive compensation programs have three specific objectives:

          1. Performance-based compensation -- The Company believes that it is important to reward individual executives for their performance as well as for the overall performance of the Company.

          2. Competitive compensation levels -- To attract and retain talented individuals, the Company believes it must maintain compensation levels and programs that are competitive in the relevant employment market.

          3. Maximization of shareholder interests -- Ultimately, management seeks to generate a satisfactory return for the Company's shareholders. Therefore, it is critical to align management's interests with the interests of the Company's shareholders in establishing compensation programs.

COMPENSATION OF EXECUTIVE OFFICERS

     To achieve the compensation goals outlined above, the Company's executive compensation is comprised of three key components: (i) salary, (ii) annual cash bonuses and (iii) stock options.

     Specific recommendations with respect to salary and annual cash bonuses for the executive officers (except the Chief Executive Officer) are made by the Chief Executive Officer, with the final decisions being made by the Board of Directors in accordance with the recommendations of the Human Resources Committee. In the case of the Chief Executive Officer, the Board of Directors determines actions to be taken, consistent with the recommendations of the Human Resources Committee. With respect to stock options, the final decisions are made by the Stock and Option Committee and the Human Resources Committee.

     Salaries are generally reviewed in the early spring of each year and appropriate adjustments are made after taking into account such factors as individual performance and experience, market data, responsibility and salary levels within the Company and the salary range established for the position.

     Cash bonus arrangements are established at the commencement of each fiscal year. Payment of cash bonuses depends upon corporate financial performance for the year and achievement of individual goals by each executive. The Company's cash bonus policy for fiscal year 1997 was to set aside ten percent of the Company's net profits for potential bonuses to employees, including executive officers, eligible to participate in the incentive compensation plan. The maximum eligible bonus for each employee was from zero to 100% of the employee's annual base salary, depending upon the employee's position. The portion of the maximum eligible bonus actually payable was to be based upon an assessment of the individual executive's performance. The executive must have remained employed by the Company at the time of payment of bonuses to have been eligible to receive a bonus.

     Because stock options provide an incentive for executives to maximize shareholder value over time, stock options are a key to aligning the interests of management and shareholders. Value accrues to executives only as the value of the Company's stock appreciates. Vesting schedules encourage a long-term commitment to the Company by its executive officers. The number of stock options held by each executive officer is periodically reviewed against ranges established for each position, and additional awards are considered to optimize the level of incentives and rewards.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Effective February 2, 1998, Russell D. Hays replaced Peter Riepenhausen as President and Chief Executive Officer of the Company. Mr. Hays' annual salary is $350,000, with a potential bonus of $262,500 (75% of base salary) contingent upon Mr. Hays' achieving certain objectives. When setting his base salary, the Company's Board of Directors considered compensation levels for Chief Executive Officers of other companies of similar size to the Company in comparable industries, the compensation level of the Company's prior Chief Executive Officer and Mr. Hays' prior rate of compensation. Mr. Hays was granted options to purchase 400,000 shares of the Company's Common Stock on January 28, 1998 at an exercise price of $5.063 per share, which options vest at the rate of 1/8th of the shares on the sixth-month anniversary of the date of grant and 1/48th of the shares each month thereafter. In addition, Mr. Hays purchased 100,000 shares of the Company's Common Stock at a purchase price of $0.01 per share. Such shares are subject to a repurchase option in favor of the Company in the event Mr. Hays ceases to be an employee of the Company. Such repurchase option will lapse in full in a single installment on January 19, 2001 provided that Mr. Hays is employed by the Company on such date.

     As of January 1, 1997, Peter Riepenhausen, former President and Chief Executive Officer of the Company, was receiving an annual base salary of $330,000. Effective April 1, 1997, Mr. Riepenhausen's annual base salary was increased to $355,000. When setting this base salary, the Company's Board of Directors considered such factors as Mr. Riepenhausen's management in a difficult corporate environment, the corporate acquisitions made by the Company and the Company's settlement of major litigation. Because the Company did not achieve a net profit in 1997, Mr. Riepenhausen was not paid a bonus with respect to fiscal 1997. In January 1998, the Company and Mr. Riepenhausen entered into an Agreement in Contemplation of Separation (the "Separation Agreement") under which Mr. Riepenhausen was hired as a consultant for an initial term of three months after the date of his termination, plus an additional term of 12 months or until Mr. Riepenhausen commences full-time employment with another employer, whichever occurs earlier (the "Additional Term"). Mr. Riepenhausen's compensation for the initial three-month period was set equal to his salary in effect on the date of the Separation Agreement, and his compensation for the Additional Term was set equal to such salary plus an additional hourly amount for consulting services provided in excess of 20 hours per month. All options granted to Mr. Riepenhausen will continue to vest according to their respective terms until the end of the Additional Term. The Board of Directors may elect to accelerate the vesting of any or all of the unvested options at the end of the Additional Term. Vested options will remain exercisable for a period of 60 days following the end of the Additional Term. See "Transactions With Management and Others."

     Mr. Riepenhausen was granted stock options to purchase 550,000 shares of Common Stock on April 25, 1997 at an exercise price of $4.4375 per share. Such options were reissuances of options which were previously issued and canceled pursuant to the 1997 option repricing program. These options will become vested on April 25, 1998 as to the number of shares subject to the canceled options that were vested as of April 25, 1997; thereafter, the vesting schedules under the original option agreements continue as to the unvested shares. See "Stock Option Grants in 1997" and "Ten-Year Option Repricing Table." In addition, Mr. Riepenhausen holds a fully-vested option to purchase 5,000 shares of Common Stock at an exercise price of $19.88 per share. Mr. Riepenhausen did not participate in the Human Resources Committee's determination of his salary or the determination of options granted to him by the appropriate committee of the Board of Directors.

CHANGE OF CONTROL AGREEMENTS

     In 1997, the Company entered into Change of Control Agreements with each of its then-current executive officers (the "Change of Control Agreements"). The Change of Control Agreements provide (i) for salary and benefits continuation if the executive is involuntarily terminated for any reason other than for cause within 24 months (the "Severance Period") following any Hostile Takeover of the Company (as defined below), with such benefits continuing for 24 months following termination if the terminated officer is the Chief Executive Officer and 12 months if the terminated officer is a Vice President or other executive officer specially designated by the Board of Directors, (ii) that such terminated executives shall receive up to $10,000 in outplacement services, and
(iii) that in the event of a Hostile Takeover, all unvested stock owned by the executive officer will immediately vest and become exerciseable on the effective date of the Hostile Takeover transaction, even if such acceleration would constitute an "excess parachute payment" under Internal Revenue Code Section 280G. Further, the Change of Control Agreements provide that if an executive officer is involuntarily terminated for any reason other than for cause outside the Severance Period, severance benefits will be determined by the Board of Directors or under Company policies then in effect. For purposes of the Change of Control Agreements, a Hostile Takeover of the Company means a transaction or series of transactions that results in any person acquiring more that 50% of the Company's voting stock without the approval of the Board of Directors.

                                          HUMAN RESOURCES COMMITTEE

                                          Philip S. Schlein (Chairman)
                                          Donald M. Kendall
                                          Rodney Perkins, M.D.

                                          STOCK AND OPTION COMMITTEE

                                          Donald M. Kendall (Chairman)
                                          Philip S. Schlein

            HUMAN RESOURCES COMMITTEE AND STOCK AND OPTION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     There are currently no employee directors serving on the Human Resources Committee or on the Stock and Option Committee. The following non-employee directors currently serve on the Human Resources Committee: Donald M. Kendall, Rodney Perkins, M.D. and Philip S. Schlein; and the following non-employee directors currently serve on the Stock and Option Committee: Donald M. Kendall and Philip S. Schlein.

     Dr. Rodney Perkins is currently the Chairman of the Board of Directors of the Company and also served as the Company's President and Chief Executive Officer from 1984 to July 1988. In 1997, the Company paid Dr. Perkins $48,000 related to consulting services beyond his current responsibilities as Chairman of the Board of Directors. See "Proposal No. 1 Election of Directors -- Compensation of Directors." Dr. Perkins is also President of the California Ear Institute at Stanford ("CEI"), a medical clinic specializing in the diagnosis and treatment of hearing disorders that served as a site for clinical trials of the Company's products. In 1997, the Company had net sales of approximately $119,000 to CEI, representing an immaterial percentage of the Company's total net sales in 1997. At December 31, 1997, accounts receivable from CEI were approximately $30,000, representing an immaterial percentage of the Company's accounts receivable balance at December 31, 1997. In addition, Dr. Perkins is President and Chief Executive Officer of EarLink Corporation ("EarLink"), a company specializing in the development and sale of implantable hearing enhancement devices ("IHEDs"). Pursuant to a License Agreement entered into as of February 21, 1997, the Company granted to EarLink exclusive, royalty-free, worldwide licenses to use certain Company technology for the development and sale of IHEDs. These licenses will automatically terminate unless certain conditions are met before May 21, 1998. In consideration of these licenses, EarLink has issued to the Company 975,000 shares of Series A Preferred Stock and a warrant which permits the Company to maintain its equity interest in EarLink at certain specified levels. See "Transactions with Management and Others." Dr. Perkins is a member of the Human Resources Committee of the Board of Directors of Laserscope, a surgical systems company. The Company and Laserscope have not conducted any business with each other in the past, and the Company does not presently anticipate doing so in the future.

     See "Proposal No. 1 Election of Directors -- Compensation of Directors" for a discussion of certain information with respect to directors serving on the Human Resources Committee and the Stock and Option Committee.

                               PERFORMANCE GRAPH

     The following graph summarizes cumulative total shareholder return data (assuming reinvestment of dividends) for the period since the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended (March 4, 1993). The graph assumes that $100 was invested on March 4, 1993: (i) in the Common Stock of ReSound, (ii) in the Nasdaq Market Index and
(iii) in the MG Medical Instruments and Supplies Index (all such information provided by Media General Financial Services, Inc.). The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                                      LOGO

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000 for 1997, and the compensation received by each such individual for the Company's two prior years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                     -------------------
                                    ANNUAL COMPENSATION                                  SECURITIES
  NAME AND PRINCIPAL     -----------------------------------------      OTHER            UNDERLYING
       POSITION            YEAR     SALARY($)(1)    BONUS($)(2)(3)   COMPENSATION    OPTIONS (SHARES)(4)
  ------------------     --------   ------------    --------------   ------------    -------------------
Peter
  Riepenhausen(5)......      1997       341,919              0           2,112             550,000
  President and Chief        1996       322,893              0              --              50,000
  Executive Officer          1995       293,269        100,000          87,000(6)          100,000
John H. Giroux.........      1997       185,011              0           7,200             106,771
  President of USA           1996       169,483         25,000              --              25,000
  Profit Center              1995       152,308              0              --                  --
Warren
  Brainard-Smith.......      1997       146,890              0           9,000              50,000
  Senior Vice President      1996(7)      20,417             0          15,000(8)
  Asia Pacific - Latin
     America
Andreas Joder..........      1997(9)     196,784             0           6,268             100,000
  Senior Vice President      1996(10)     133,980            0               0
  Operations
Stephan
  Becker - Vogt........      1997(11)     205,376            0          13,526             156,250
  Senior Vice President
     and                     1996(12)     219,371            0              --              25,000
  Executive Vice
     President of            1995(13)     214,788            0              --              65,000
  ReSound Europe

---------------
 (1) Includes amounts deferred under the Company's 401(k) plan.

 (2) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year.

 (3) Executive officers are entitled to discretionary bonuses based on individual and corporate performance. These bonuses are determined based upon the recommendation of the Human Resources Committee of the Board of Directors. See "Report of the Human Resources Committee."

 (4) Options granted under the 1988 Stock Option Plan. Includes options reissued pursuant to a repricing of certain of the Company's outstanding options. See "Ten-Year Option Repricing Table."

 (5) Mr. Riepenhausen resigned as President and Chief Executive Officer of the Company effective as of February 2, 1998.

 (6) Mr. Riepenhausen received a housing adjustment of $87,000 in 1995.

 (7) Mr. Brainard-Smith commenced employment with the Company in November 1996.

 (8) Mr. Brainard-Smith was paid a $15,000 signing bonus relating to the commencement of his employment with the Company in 1996.

 (9) Mr. Joder was paid 285,337 Swiss Francs in salary plus an additional 9,089 Swiss Francs for an automobile allowance in 1997. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.45 Swiss Franc.

(10) Mr. Joder commenced employment with the Company in April 1996. Mr. Joder was paid 164,795 Swiss Francs in 1996. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.23 Swiss Franc from the commencement of Mr. Joder's employment through December 31, 1996.

(11) Mr. Becker-Vogt was paid 355,300 DM in salary plus an additional 23,400 DM for an automobile allowance in 1997. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.73 DM.

(12) Mr. Becker-Vogt was paid 331,250 DM in 1996. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.51 DM.

(13) Mr. Becker-Vogt was paid 305,000 DM in 1995. The compensation reported above assumes an average exchange rate of $1 U.S. per each 1.42 DM.

                          STOCK OPTION GRANTS IN 1997

     The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to grants of options to purchase Common Stock of the Company made in 1997 and the value of all options held by such executive officers on December 31, 1997.

                                              INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                           -------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF                                                     ANNUAL RATES OF
                           SECURITIES      PERCENT OF                                      STOCK PRICE
                           UNDERLYING    TOTAL OPTIONS                                  APPRECIATION FOR
                            OPTIONS        GRANTED TO      EXERCISE                      OPTION TERM(2)
                            GRANTED       EMPLOYEES IN       PRICE      EXPIRATION    ---------------------
          NAME              (SHARES)     FISCAL YEAR(1)   (PER SHARE)      DATE         5%($)      10%($)
          ----             ----------    --------------   -----------   ----------    ---------   ---------
Peter Riepenhausen.......    400,000(3)       11.8%         $4.4375        5/1/00     $281,708    $591,847
                             100,000(3)        3.0%         $4.4375       6/15/01     $ 99,393    $214,826
                              50,000(3)        1.5%         $4.4375       4/18/02     $ 61,073    $134,897
Stephan Becker-Vogt......     25,000           0.7%         $4.4375       4/25/02     $ 30,669    $ 67,775
                              26,250(3)        0.8%         $4.4375       3/31/00     $ 17,929    $ 37,588
                              15,000(3)        0.4%         $4.4375       5/12/00     $ 10,678    $ 22,450
                              65,000(3)        1.9%         $4.4375       2/23/01     $ 59,359    $127,299
                              25,000(3)        0.7%         $4.4375       4/18/02     $ 30,536    $ 67,449
John H. Giroux...........     30,000           0.9%         $4.4375       4/25/02     $ 36,803    $ 81,330
                              10,000(3)        0.3%         $4.4375       4/15/99     $  4,483    $  9,179
                              41,771(3)        1.2%         $4.4375       3/31/00     $ 28,530    $ 59,812
                              25,000(3)        0.7%         $4.4375       4/18/02     $ 30,536    $ 67,449
Warren Brainard-Smith....     50,000(3)        1.5%         $4.4375       11/1/02     $ 68,623    $153,731
Andreas Joder............     25,000           0.7%         $4.4375       4/25/02     $ 30,669    $ 67,775
                              75,000(3)        2.2%         $4.4375      12/13/01     $ 84,521    $185,025

---------------
(1) The Company granted options to employees to purchase an aggregate of 3,378,452 shares of Common Stock during 1997, 2,626,877 of which were reissuances of previously granted options pursuant to a repricing of certain of the Company's outstanding options. See "Ten-Year Option Repricing Table."

(2) Potential realizable values are reported net of the option exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual realized gains, if any, on stock option exercises are dependent on future performance of the Company's Common Stock, as well as the optionee's continued employment through the vesting period.

(3) Option was issued on April 25, 1997 pursuant to the 1997 option repricing program. See "Ten-Year Option Repricing Table."

                      AGGREGATED OPTION EXERCISES IN 1997
                           AND YEAR-END OPTION VALUES

     The following table sets forth information for the executive officers named in the Summary Compensation Table with respect to exercises in 1997 of options to purchase Common Stock of the Company.

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                            NUMBER OF                       UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                             SHARES                         AT FISCAL YEAR END      AT FISCAL YEAR END($)
                           ACQUIRED ON       VALUE             (EXERCISABLE/            (EXERCISABLE/
          NAME              EXERCISE     REALIZED($)(1)       UNEXERCISABLE)          UNEXERCISABLE)(2)
          ----             -----------   --------------   -----------------------   ---------------------
Peter Riepenhausen.......     5,000         $ 7,500         5,000/550,000               $0/$584,375
Stephan Becker-Vogt......        --              --         4,166/152,084             $4,426/$161,589
John H. Giroux...........    10,000         $35,000         45,625/101,771           $208,438/$108,132
Warren Brainard-Smith....        --              --            0/50,000                 $0/$53,125
Andreas Joder............        --              --          4,166/95,834             $4,426/$101,824

---------------
(1) Value realized is calculated based on the closing price of the Company's Common Stock as reported on the Nasdaq Stock Market on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.

(2) Based on the closing price of the Company's Common Stock as reported on the Nasdaq Stock Market on December 31, 1997 of $5.50 per share.

                        TEN-YEAR OPTION REPRICING TABLE

     On April 25, 1997, the Company permitted employees, including executive officers named in the Summary Compensation Table, to cancel outstanding options that had been granted under the Company's 1988 Stock Option Plan but that had not yet been exercised and that had an exercise price in excess of the then-current fair market value of the Company's Common Stock and replace them with new options for an equal number of shares with an exercise price equal to such fair market value on April 25, 1997. Such new options were granted at a price of $4.4375 per share, the fair market value of the Company's Common Stock on the date on which the repriced options were granted. Each repriced option granted is not exercisable until and will become vested and exercisable on April 25, 1998 as to the number of shares subject to the canceled options that were vested as of April 25, 1997; thereafter, the vesting schedules under the original option agreements continue as to the unvested shares. In accordance with regulations promulgated by the Securities and Exchange Commission, such repricing requires the Company to disclose all repricings of the Company's options held by its executive officers that have occurred during the last ten completed fiscal years (exclusive of years prior to the year in which the Company became a reporting company under the Exchange Act), in the format set forth below:

                                                                                               LENGTH OF ORIGINAL
                                     NUMBER OF SHARES   MARKET PRICE   EXERCISE                   OPTION TERM
                                     OF COMMON STOCK    OF STOCK AT    PRICE AT      NEW       REMAINING AT DATE
                          DATE OF       UNDERLYING        TIME OF       TIME OF    EXERCISE       OF REPRICING
         NAME            REPRICING   OPTIONS REPRICED    REPRICING     REPRICING    PRICE         (IN MONTHS)
         ----            ---------   ----------------   ------------   ---------   --------   --------------------
Peter Riepenhausen.....   4/25/97         38,000          $4.4375       $10.50     $4.4375            24.2
  Former President and    4/25/97        362,000           4.4375       10.50       4.4375            24.2
  Chief Executive         4/25/97        100,000           4.4375        7.812      4.4375            37.6
  Officer(1)              4/25/97         50,000           4.4375       12.50       4.4375            47.8

Stephan Becker-Vogt....   4/25/97         21,595           4.4375       11.75       4.4375            23.1
  Senior Vice President   4/25/97         25,000           4.4375       12.50       4.4375            47.8
  and Executive           4/25/97          4,655           4.4375       11.75       4.4375            23.1
  Vice President of       4/25/97          7,600           4.4375       10.00       4.4375            24.5
  ReSound Europe          4/25/97          7,400           4.4375       10.00       4.4375            24.5
                          4/25/97         65,000           4.4375        8.00       4.4375            34.0
                          5/12/94          7,400            10.00       18.00        10.00            51.0
                          5/12/94          7,600            10.00       18.00        10.00            51.0

                                                                                               LENGTH OF ORIGINAL
                                     NUMBER OF SHARES   MARKET PRICE   EXERCISE                   OPTION TERM
                                     OF COMMON STOCK    OF STOCK AT    PRICE AT      NEW       REMAINING AT DATE
                          DATE OF       UNDERLYING        TIME OF       TIME OF    EXERCISE       OF REPRICING
         NAME            REPRICING   OPTIONS REPRICED    REPRICING     REPRICING    PRICE         (IN MONTHS)
         ----            ---------   ----------------   ------------   ---------   --------   --------------------
Joseph Black...........   4/25/97         60,000          $4.4375       $8.734     $4.4375            39.3
  Vice President          4/25/97         17,500           4.4375        7.875      4.4375            55.6
  Human Resources

Warren
  Brainard-Smith.......   4/25/97         50,000           4.4375        7.625      4.4375            54.2
  Senior Vice President
  Asia Pacific-Latin
  America

John H. Giroux.........   4/25/97         17,435           4.4375       11.75       4.4375            23.1
  President of USA        4/25/97         10,000           4.4375        9.50       4.4375            11.6
  Profit Center           4/25/97         24,336           4.4375       11.75       4.4375            23.1
                          4/25/97         25,000           4.4375       12.50       4.4375            47.8

Andreas Joder..........   4/25/97         75,000           4.4375        7.75       4.4375            43.6
  Senior Vice President
  Operations

David Muhlitner........       N/A
  Vice President,
  General Counsel and
  Secretary

Chaslav Pavlovic.......   4/25/97         19,047           4.4375       10.00       4.4375            24.5
  Vice President          4/25/97         24,000           4.4375        8.125      4.4375            35.3
  Research and            4/25/97         17,750           4.4375        7.875      4.4375            55.6
  Development             4/25/97         15,953           4.4375       10.00       4.4375            24.5
                          5/12/94         19,047            10.00       21.00        10.00            57.3
                          5/12/94         15,953            10.00       21.00        10.00            57.3

Rodney Perkins, M.D....   4/25/97         23,000           4.4375       19.50       4.4375            19.5
  Chairman of the Board   4/25/97         25,000           4.4375       11.75       4.4375            29.6
                          4/25/97          6,250           4.4375        6.875      4.4375            41.8
                          4/25/97         25,000           4.4375        7.75       4.4375            54.2

Steven Puthuff.........   4/25/97         30,000           4.4375        8.00       4.4375            34.0
  Vice President and      4/25/97         10,000           4.4375        7.875      4.4375            55.6
  General Manager of
  ReSound
  Communications

Arthur Taylor..........       N/A
  Vice President and
  Chief Financial
  Officer

---------------
(1) Mr. Riepenhausen resigned as President and Chief Executive Officer effective as of February 2, 1998.

                    HUMAN RESOURCES COMMITTEE AND STOCK AND
                      OPTION COMMITTEE REPORT ON REPRICING

     The Company grants stock options to officers, employees, consultants and directors in order to incentivize such persons in their provision of services to the Company. The Human Resources and the Stock and Option Committees of the Company's Board of Directors believe that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate employees who are critical to the Company's business plan and long-term success. As a result of the decline in the fair market value of the Company's Common Stock in the approximately nine months prior to April 25, 1997, many of the participants in the Company's 1988 Stock Option Plan held stock options with exercise prices substantially in excess of the fair market value of the Company's Common Stock in the early months of 1997. It was the view of the Human Resources Committee that stock options with exercise prices substantially above the fair market value of the Company's Common Stock were viewed negatively by, and provided little incentive to, optionees of the Company.

     After meeting with an outside compensation consultant and considering various alternatives to address employee retention, compensation incentives and long-term compensation issues, the Human Resources Committee approved on April 24, 1997 an option exchange program (the "Exchange Program") whereby persons other than executive officers or directors holding options under the 1988 Stock Option Plan were given the opportunity to surrender their outstanding options with exercise prices in excess of the then-current fair market value of the Company's Common Stock in exchange for new options with an exercise price equal to the then-current fair market value. On April 25, 1997, the Stock and Option Committee of the Board of Directors, which administers the Company's stock plans with respect to executive officers and directors, approved the participation of executive officers and directors in the Exchange Program. In approving the Exchange Program, the Human Resources and the Stock and Option Committees were of the opinion that the disparity between the original exercise prices of the Company's outstanding stock options and the fair market value of the Company's Common Stock did not provide a meaningful incentive or retention device to the employees holding such stock options. The Human Resources and the Stock and Option Committees therefore decided that offering the Exchange Program was in the best interests of the Company and its shareholders.

     Under the Exchange Program, new stock options were granted on a one-for-one basis with stock options surrendered for cancellation effective April 25, 1997 at an exercise price of $4.4375 per share, the fair market value of the Company's Common Stock on such date. All new stock options granted under the Exchange Program are not exercisable until and will become vested and exercisable on April 25, 1998 as to the number of shares subject to the canceled options that were vested as of April 25, 1997; thereafter, the vesting schedules under the original option agreements continue as to the unvested shares. Stock options to purchase a total of 2,626,877 shares of the Company's Common Stock were issued in the Exchange Program. Included in such option grants under the Exchange Program were new grants to nine executive officers and one non-employee director.

                    MEMBERS OF THE HUMAN RESOURCES COMMITTEE

                          Philip S. Schlein (Chairman)
                               Donald M. Kendall
                              Rodney Perkins, M.D.

                   MEMBERS OF THE STOCK AND OPTION COMMITTEE

                          Donald M. Kendall (Chairman)
                               Philip S. Schlein

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     See "Proposal No. 1 Election of Directors -- Compensation of Directors" and "Human Resources Committee and Stock and Option Committee Interlocks and Insider Participation" for a description of certain transactions between Dr. Rodney Perkins and the Company.

     Commencing in April 1997, the Company entered into Change of Control Agreements with each of its then-current executive officers (the "Change of Control Agreements") which provide for the continuation of salary to the Company's executive officers in case of a Hostile Takeover as well as certain other benefits. See "Report of the Human Resources Committee and Stock and Option Committee -- Change of Control Agreements."

     See "Report of the Human Resources Committee and Stock and Option Committee -- Compensation of Chief Executive Officer" for a description of the Agreement in Contemplation of Separation entered into between the Company and Peter Riepenhausen.

     In October 1995, the Company borrowed $1.7 million under a guaranteed loan from Silicon Valley Bank. This loan was repaid in full in October 1996. Such loan was guaranteed by six of the Company's directors at the time it was entered into: Drs. Goode and Perkins, James J. Gallogly and Messrs. Kleiner, Riepenhausen and Wilson. In connection with their agreement to execute and deliver personal guarantees to Silicon Valley Bank with respect to this loan, the Company issued warrants to purchase an aggregate of 105,492 shares of Common Stock to the six directors who executed such guarantees at an initial exercise price of $8.13 per share, exercisable immediately, expiring December 1, 2000.

     The Company has entered into indemnification agreements with each of its directors and executive officers which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if available on reasonable terms.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during 1997.

     To the best of the Company's knowledge, all of these filing requirements have been satisfied, except for the following: (i) Richard L. Goode, M.D. bought 100 shares of the Company's Common Stock and failed to file the SEC Form 4 related to this transaction on a timely basis, and (ii) Christopher H. Pascoe, who temporarily served as Principal Financial Officer during 1997, failed to file on a timely basis the SEC Form 3 related to his beneficial ownership of the Company's Common Stock as an interim executive officer. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent holders and copies of the reports that they filed with the SEC.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareholders of the Company intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company by December 16, 1998 to be included in the proxy statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          LOGO
                                          DAVID R. MUHLITNER
                                          Secretary
Dated: April 20, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              RESOUND CORPORATION
                      1998 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder of ReSound Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 20, 1998, and hereby appoints Rodney Perkins, M.D. and Arthur T. Taylor, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Shareholders of ReSound Corporation to be held on May 21, 1998 at 9:00 a.m., local time, at the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

                        (TO BE SIGNED ON REVERSE SIDE.)
                                                                     SEE REVERSE
                                                                         SIDE

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

       Please mark your
A [X]  votes as in this
       example.

                  FOR all nominees             WITHHOLD authority to
                listed to the right            vote for all nominees      Nominees: Richard L. Goode, M.D.
               (except as indicated)            listed to the right                 Russell D. Hays
1. Election of        [ ]                            [ ]                            Eugene Kleiner
   Directors                                                                        Rodney Perkins, M.D.
                                                                                    Philip S. Schlein
                                                                                    Robert C. Wilson

If you wish to withhold authority to vote for any
individual nominee, strike a line through that nominee's
name in the list to the right.
                                                FOR   AGAINST  ABSTAIN
2.  Proposal to authorize an amendment to the   [ ]     [ ]      [ ]
    Company's 1992 Employee Stock Purchase
    Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to an aggregate of 600,000 shares.

3.  Proposal to ratify the appointment of      FOR   AGAINST  ABSTAIN
    Ernst & Young LLP as the independent       [ ]     [ ]      [ ]
    auditors of the Company for the year
    ending December 31, 1998.

THIS PROXY WILL BE VOTED AS SOLICITED OR, IF NO CONTRARY
DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS:
(1) FOR THE ELECTION OF DIRECTORS, (2) FOR APPROVAL OF
THE AMENDMENT TO THE COMPANY'S 1992 EMPLOYEE STOCK
PURCHASE PLAN; (3) FOR RATIFICATION OF THE APPOINTMENT
OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID
PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME
BEFORE THE MEETING.

SIGNATURE(S)__________________________________ DATE ___________________
Note: This Proxy should read, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.